Exhibit 5.1

300 WEST VINE STREET

SUITE 2100

LEXINGTON, KY 40507-1801

MAIN: (859) 231-3000

FAX: (859) 253-1093

March 23, 2015

Community Bank Shares of Indiana, Inc.

101 West Spring Street

New Albany, IN 47150

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Community Bank Shares of Indiana, Inc., an Indiana corporation (the “Company”), in connection with the Registration Statement on Form S-3 (as it may be amended or supplemented, the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale by the selling shareholders named therein (the “Selling Shareholders”) from time to time of up to 1,120,950 shares of common stock, par value $0.10 per share, of the Company (the “Offering Shares”). The Offering Shares may be offered and sold from time to time by the Selling Shareholders pursuant to Rule 415 under the Securities Act.

For the purposes of giving this opinion, we have examined the Registration Statement, the articles of incorporation and the bylaws of the Company. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below. As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of the Company and certificates or comparable documents of public officials and of officers and representatives of the Company.

In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such later documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents.

Based upon and subject to the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on statements of fact contained in the documents that we have examined or reviewed, we are of the opinion that (a) the Offering Shares are legally authorized and (b) the Offering Shares are validly issued, fully paid and non-assessable.

We are members of the Bar of the State of Indiana and the Commonwealth of Kentucky and we express no opinion herein as to any law other than the federal laws of the United States and the Indiana Business Corporation Law.

We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon the legality of the Offering Shares and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

Stoll Keenon Ogden PLLC

/s/ Stoll Keenon Ogden PLLC